Exhibit 16.1

July 10, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the Change in Auditor disclosures in the Form S-1 in the section entitled “Change in Auditors” dated July 10, 2017, of Torrid Inc. and are in agreement with the statements contained in the first two paragraphs of the section titled “Change in Auditors” on page 117 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP